Exhibit 99.1
News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Scott McCarty 303-460-2103, smccarty@ball.com

Strong Operating Performance Drives Ball’s
Third Quarter Results

Highlights

• 3Q comparable earnings per diluted share from continuing operations of $1.40 versus $1.21 last year, an increase of approximately
   16 percent

• Strong performance throughout the company’s various packaging operations

• Improved aerospace segment results due to excellent program performance

• Aerospace backlog increased to $852 million, up from $539 million at the end of the second quarter

• Full-year free cash flow expected to be at least $500 million, excluding change in accounting for receivables securitization

• Company on target to repurchase more than $400 million in stock in 2010

Summary*
	Third Quarter
$ in millions, except per share data	2010	2009	% Increase
Total net sales - Reported	$2,035.0	$1,812.3	12%
Comparable EBIT	221.5	197.6	12%
Comparable net earnings	127.7	115.0	11%
Comparable diluted EPS	1.40	1.21	16%
* Ball Corporation’s financial results for 2010 and 2009 are presented on both a GAAP and a non-GAAP (comparable) basis. Reported results were prepared in accordance with generally accepted U.S. accounting principles (GAAP). Non-GAAP (comparable) net earnings exclude items described in more detail in the accompanying notes to the unaudited condensed consolidated financial statements.

BROOMFIELD, Colo., Oct. 28, 2010— Ball Corporation [NYSE:BLL] today reported third quarter net earnings from continuing operations of $222.2 million, or $2.44 per diluted share, on sales of $2 billion, compared to $108.9 million, or $1.14 cents per diluted share, on sales of $1.8 billion in the third quarter of 2009. On a comparable basis, Ball’s third quarter results were net earnings of $127.7 million, or $1.40 per diluted share, compared to $115.0 million, or $1.21 per diluted share, in the third quarter of 2009.
Results from continuing operations for the first nine months of 2010 were net earnings of $449.2 million, or $4.84 per diluted share, on sales of $5.6 billion, compared to $310.4 million, or $3.27 per diluted share, on sales of $5 billion in the first nine months of 2009. On a comparable basis, Ball’s year-to-date results were net earnings of $338.6 million, or $3.64 per diluted share, compared to $293.3 million, or $3.09 per diluted share, in 2009.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com            Page 1

“On a comparable basis, our diluted earnings per share from continuing operations of $1.40 and $3.64 for the third quarter and year-to-date improved approximately 16 and 18 percent, respectively, over the same periods in 2009, continuing the company’s strong performance in 2010,” said R. David Hoover, chairman and chief executive officer. “Excellent operating performance within our various packaging businesses and strong program performance by our aerospace segment contributed to improved year-over-year results.”
Third quarter results from continuing operations include a gain of $81.8 million, or 90 cents per diluted share, recorded in equity earnings on the company’s ownership in Latapack-Ball Embalagens Ltda. (Latapack-Ball), a beverage can joint venture in Brazil, due to the consolidation of Latapack-Ball in the third quarter of 2010 as a result of the company’s acquisition of an additional 10.1 percent economic interest in the joint venture. Latapack-Ball’s results and all related purchase accounting effects are now included in the company’s metal beverage, Americas and Asia, segment. Details of comparable segment earnings and business consolidation activities can be found in Notes 2 and 3 to the unaudited consolidated financial statements that accompany this news release.
“During the quarter, Ball completed the sale of the company’s plastic packaging business, increased our investment in the growing Brazilian market, initiated the consolidation of our salmon can production capacity, acquired a metal packaging-related business to expand our product portfolio and was awarded significant new contracts in our aerospace business,” said John A. Hayes, president and chief operating officer for the corporation. “The strategic actions taken by the company broadened our metal packaging profile and we continue to evaluate opportunities around the world.”

Metal Beverage Packaging, Americas & Asia

Metal beverage packaging, Americas and Asia, segment comparable operating earnings were $112.8 million in the third quarter on sales of $1 billion, compared to $102.9 million on sales of $706.4 million in the third quarter of 2009. For the first nine months, comparable segment operating earnings were $301.3 million on sales of $2.8 billion, compared to $223.9 million on sales of $2.1 billion during the same period in 2009.
During the quarter, Ball acquired an additional 10.1 percent economic interest in Latapack-Ball that increased Ball’s overall economic interest in the joint venture to 60.1 percent. Continued strong volumes in China and Brazil and increased demand for specialty cans in North America benefited segment results, while certain one-time costs and the impacts of consolidating Latapack-Ball reduced margins. Ball announced in October plans to install a second production line in North America to make Alumi-Tek® bottles. Ball’s Golden, Colo., manufacturing plant is expected to begin making the fully reclosable and recyclable bottles in the second half of 2011.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com            Page 2

Metal Beverage Packaging, Europe

Metal beverage packaging, Europe, segment results in the quarter were operating earnings of $63.1 million on sales of $442.3 million, compared to $68.8 million on sales of $478 million in 2009. Results for the first nine months were operating earnings of $170.6 million on sales of $1.3 billion, compared to $164.5 million on sales of $1.3 billion in 2009. Effective cost controls, continued focus on balancing supply with demand and improved volumes were more than offset by a 10 percent decline in currency translation in the quarter. The recovery of the German beverage can market continues to progress.

Metal Food & Household Products Packaging, Americas

Metal food and household products packaging, Americas, segment comparable results in the third quarter were operating earnings of $49.4 million on sales of $420.1 million, compared to $27.8 million in 2009 on sales of $459.5 million. Year-to-date results were operating earnings of $104.5 million on sales of $1 billion, compared to $112.5 million in 2009 on sales of $1.1 billion. Strong aerosol volumes and excellent operating performance in the quarter were partially offset by an early end to the fruit and vegetable pack in the Midwest.
Ball announced in September plans to consolidate the company’s salmon can production and close a plant in Richmond, British Columbia, by the end of the first quarter of 2011. After the final disposition of the land and building, the closure is expected to be cash positive by approximately $8 million. Also during the third quarter, the company successfully completed the acquisition of Neuman Aluminum, the largest North American producer of aluminum slugs used to make extruded aerosol cans, beverage bottles, aluminum collapsible tubes and technical impact extrusions.

Aerospace and Technologies

Aerospace and technologies segment results were operating earnings of $18.4 million on sales of $167.9 million in the third quarter, compared to $16.2 million on sales of $168.4 million in 2009. For the first nine months, operating earnings were $50.5 million on sales of $513.1 million compared to $45.6 million on sales of $528 million during the same period last year. Strong program performance and program completion awards contributed to improved results. Backlog at the end of the quarter was $852 million.
During the third quarter, Ball Aerospace was selected to build WorldView-3, the next generation commercial remote-sensing satellite for DigitalGlobe, and was awarded a contract by NASA for the first Joint Polar Satellite System (JPSS-1) satellite. Procured by NASA’s Goddard Spaceflight Center on behalf of the National Oceanic and Atmospheric Administration, JPSS-1 will ensure continuity of vital climate and weather data records. In September, the Space Based Space Surveillance satellite, built by Ball Aerospace for the U.S. Air Force, launched successfully and initial tests indicate it is functioning as expected.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com            Page 3

Outlook

“The company’s balance sheet continues to strengthen, and excluding the impact of a previously disclosed accounting change we now expect full-year free cash flow to be at least $500 million,” said Scott C. Morrison, senior vice president and chief financial officer. “We are also executing on our plan to repurchase more than $400 million of our stock in 2010.”
“Ball Corporation is building significant momentum in 2010, which we expect to continue in 2011 and result in further improved performance,” Hoover said. “We believe our comparable second half performance from continuing operations should exceed that of the first half of 2010. The numerous strategic actions we have taken in 2010, the overall increase in demand globally for our products, our focus on balancing supply with demand and our successful execution on disciplined growth opportunities make us optimistic about Ball’s future.”
Ball Corporation is a supplier of high-quality packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 14,000 people worldwide and reported 2009 sales of more than $7.3 billion including discontinued operations. For the latest Ball news and for other company information, please visit http://www.ball.com.

Conference Call Details
Ball Corporation (NYSE: BLL) will hold its regular quarterly conference call on the company’s results and performance on Thursday, Oct. 28, 2010, at 9 a.m. Mountain Time (11 a.m. Eastern Time). The North American toll-free number for the call is 800-667-9916. International callers should dial 303-223-2689. Please use the following URL for a webcast of the live call:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=3392516
For those unable to listen to the live call, a taped replay will be available after the call’s conclusion until 11 a.m. Mountain Time (1 p.m. Eastern Time) on Nov. 4, 2010. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21483328. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com in the investors section under “presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our website and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates or tax rates. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the current global recession and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental, health and workplace safety, including in respect of climate change, or chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

# # #

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com              Page 4

Condensed Financials (September 2010)

Unaudited Statements of Consolidated Earnings

	Three months ended		Nine months ended
($ in millions, except per share amounts)	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009

Net sales (Note 2)	$2,035.0	$1,812.3	$5,634.8	$4,982.8

Costs and expenses

Cost of sales (excluding depreciation)	1,653.4	1,471.6	4,614.7	4,082.0
Depreciation and amortization	67.1	59.9	192.2	174.3
Selling, general and administrative	93.0	83.2	249.9	225.1
Business consolidation and other activities (Note 3)	(11.6)	10.1	(9.8)	22.3
Gain on disposition (Note 3)	–	–	–	(34.8)
	1,801.9	1,624.8	5,047.0	4,468.9

Earnings before interest and taxes (Note 2)	233.1	187.5	587.8	513.9

Interest expense	(36.2)	(28.9)	(106.7)	(79.4)
Debt refinancing costs (Note 3)	–	–	(8.1)	–

Total interest expense	(36.2)	(28.9)	(114.8)	(79.4)

Tax provision	(60.5)	(55.1)	(142.2)	(131.7)
Equity in results of affiliates (Note 3)	85.8	5.5	118.5	8.0
Less net earnings attributable to noncontrolling interests	–	(0.1)	(0.1)	(0.4)

Net earnings from continuing operations	222.2	108.9	449.2	310.4

Discontinued operations, net of tax (Notes 1 and 3)	5.3	(5.2)	(73.4)	(3.9)

Net earnings attributable to Ball Corporation	$227.5	$103.7	$375.8	$306.5

Earnings per share (Note 3):

Basic–continuing operations	$2.48	$1.16	$4.90	$3.31
Basic–discontinued operations	0.06	(0.06)	(0.80)	(0.04)
Total basic earnings per share	$2.54	$1.10	$4.10	$3.27

Diluted–continuing operations	$2.44	$1.14	$4.84	$3.27
Diluted–discontinued operations	0.06	(0.05)	(0.79)	(0.04)
Total diluted earnings per share	$2.50	$1.09	$4.05	$3.23

Weighted average shares outstanding (000s):
Basic	89,632	93,976	91,573	93,763
Diluted	91,079	95,351	92,897	94,950

Condensed Financials (September 2010)

Unaudited Statements of Consolidated Cash Flows

	Nine months ended
($ in millions)	September 26, 2010	September 27, 2009
Cash Flows From Operating Activities:

Net earnings	$375.9	$306.9
Discontinued operations, net of tax	73.4	3.9
Depreciation and amortization	192.2	174.3
Gain and equity earnings related to acquisitions (Notes 2 & 3)	(105.9)	–
Gain on sale of investment (Note 3)	–	(34.8)
Income taxes	27.3	16.6
Increase in accounts receivable due to change in accounting for securitization program	(250.0)	–
Other changes in working capital	(36.7)	(542.2)
Other	79.7	20.3
Cash provided by (used in) continuing operating activities	355.9	(55.0)
Cash provided by discontinued operating activities	15.5	61.1

	371.4	6.1

Cash Flows From Investing Activities:

Additions to property, plant and equipment	(131.1)	(117.0)
Acquisitions of equity affiliates (Note 3)	(63.8)	–
Business acquisition	(60.0)	–
Proceeds from sale of business	280.0	–
Cash collateral deposits, net	0.1	85.7
Proceeds from sale of investment (Note 3)	–	37.0
Other	(10.2)	(11.1)
Cash provided by (used in) continuing investing activities	15.0	(5.4)
Cash used in discontinued investing activities	(9.2)	(12.5)
	5.8	(17.9)

Cash Flows From Financing Activities:

Changes in borrowings, net	(65.6)	331.7
Issuances (purchases) of common stock, net	(318.0)	2.2
Dividends	(27.2)	(28.1)
Other	(5.8)	(5.6)

Cash provided by (used in) continuing financing activities	(416.6)	300.2

Effect of exchange rate changes on cash	(2.5)	2.3

Change in cash	(41.9)	290.7
Cash–beginning of period	210.6	127.4
Cash–end of period	$168.7	$418.1

Condensed Financials (September 2010)

Unaudited Consolidated Balance Sheets

($ in millions)	September 26, 2010	September 27, 2009

Assets

Current assets

Cash and cash equivalents	$168.7	$418.1
Receivables, net	1,121.3	1,055.0
Inventories, net	898.9	831.5
Deferred taxes and other current assets	169.2	292.0
Assets held for sale	–	450.1

Total current assets	2,358.1	3,046.7

Property, plant and equipment, net	1,996.1	1,596.1

Goodwill	2,111.5	1,754.0

Other assets, net	513.4	395.3

Total assets	$6,979.1	$6,792.1

Liabilities and Shareholders’ Equity

Current liabilities

Short-term debt and current portion of long-term debt	$592.5	$253.1
Payables and accrued liabilities	1,342.8	1,238.5
Total liabilities held for sale	–	62.1

Total current liabilities	1,935.3	1,553.7

Long-term debt	2,054.8	2,532.7

Other long-term liabilities	1,248.6	1,226.6

Shareholders’ equity	1,740.4	1,479.1

Total liabilities and shareholders’ equity	$6,979.1	$6,792.1

Notes to Condensed Financials (September 2010)

1. Changes in Presentation for Discontinued Operations

During August 2010, the company completed the sale of its plastic packaging, Americas, business to Amcor Limited for approximately $265 million in cash and $15 million in contingent consideration, subject to closing adjustments. The sale of Ball’s plastic packaging business included five U.S. plants that manufacture polyethylene terephthalate (PET) bottles and preforms and polypropylene bottles, as well as associated customer contracts and other related assets. In accordance with the accounting guidance for discontinued operations, the company’s consolidated financial statements have been retrospectively adjusted to reflect the pending sale of the operations and the change in the company’s reportable segments. Additionally, according to the accounting guidance for discontinued operations, $0.3 million and $1.5 million of indirect costs previously allocated to the plastic packaging, Americas, segment have been included in undistributed corporate costs for the three and nine months ended September 26, 2010, respectively; and $0.8 million and $2.5 million have been included for the three and nine months ended September 27, 2009, respectively. Further details of the sale are included in Note 3.

2. Business Segment Information
	Three months ended		Nine months ended
($ in millions)	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009

Sales–

Metal beverage packaging, Americas & Asia	$1,004.7	$706.4	$2,815.1	$2,075.9
Metal beverage packaging, Europe	442.3	478.0	1,289.1	1,312.4
Metal food & household packaging, Americas	420.1	459.5	1,017.5	1,066.5
Aerospace & technologies	167.9	168.4	513.1	528.0

Net sales	$2,035.0	$1,812.3	$5,634.8	$4,982.8

Earnings before interest and taxes–

Metal beverage packaging, Americas & Asia	$112.8	$102.9	$301.3	$223.9
Business consolidation activities (Note 3)	(0.9)	(1.0)	0.4	(9.3)
Total metal beverage packaging, Americas & Asia	111.9	101.9	301.7	214.6

Metal beverage packaging, Europe	63.1	68.8	170.6	164.5

Metal food & household packaging, Americas	49.4	27.8	104.5	112.5
Business consolidation activities (Note 3)	13.2	–	13.2	–
Total metal food & household packaging, Americas	62.6	27.8	117.7	112.5

Aerospace & technologies	18.4	16.2	50.5	45.6

Segment earnings before interest and taxes	256.0	214.7	640.5	537.2

Undistributed corporate costs, net	(22.2)	(18.1)	(48.9)	(45.1)
Gain on sale of investment (Note 3)	–	–	–	34.8
Business consolidation and other activities (Note 3)	(0.7)	(9.1)	(3.8)	(13.0)
Total undistributed corporate costs, net	(22.9)	(27.2)	(52.7)	(23.3)

Earnings before interest and taxes	233.1	187.5	587.8	513.9

Interest expense	(36.2)	(28.9)	(114.8)	(79.4)
Tax provision	(60.5)	(55.1)	(142.2)	(131.7)
Net earnings attributable to noncontrolling interests	–	(0.1)	(0.1)	(0.4)

Equity in results of affiliates	2.0	5.5	12.6	8.0
Gain and equity earnings related to acquisitions (Note 3)	83.8	–	105.9	–
Total equity in results of affiliates	85.8	5.5	118.5	8.0

Net earnings from continuing operations	$222.2	$108.9	$449.2	$310.4

Notes to Condensed Financials (September 2010)

3. Business Consolidation Activities and Other Items

2010

During August 2010, the company paid $46.2 million to acquire an additional 10.1 percent economic interest in its Brazilian beverage packaging joint venture, Latapack-Ball Embalagens Ltda. (Latapack-Ball), through a transaction with the joint venture partner Latapack S.A., which increased the company’s economic interest in the joint venture to 60.1 percent. As a result of the transaction Latapack-Ball became a variable interest entity (VIE) under consolidation accounting guidelines with Ball identified as the primary beneficiary of the VIE and consolidating the joint venture. Latapack-Ball operates metal beverage packaging manufacturing plants in Tres Rios, Jacarei and Salvador, Brazil, and is reported as part of the metal beverage packaging, Americas and Asia, segment. In the consolidation of Latapack-Ball, the company recognized an $81.8 million gain on its previously held equity investment in Latapack-Ball.

As discussed in Note 1, in August 2010, the company completed the sale of its plastic packaging, Americas, business. In connection with the sale, the company has reported discontinued operations as summarized in the following table.

	Three months ended		Nine months ended
($ in millions)	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009

Net sales	$55.3	$156.8	$318.5	$498.1

Earnings from operations	$1.9	$4.6	$3.3	$17.7
Gain on sale of business	9.9	–	9.9	–
Impairment loss	–	–	(107.1)	–
Business consolidation activities	(2.8)	(12.6)	(10.1)	(24.5)
Tax benefit	(3.7)	2.8	30.6	2.9

Discontinued operations, net of tax	$5.3	$(5.2)	$(73.4)	$(3.9)

Earnings of $17.8 million ($14.5 million after tax) were recorded in the third quarter of 2010 due to the reversal of a pension settlement liability. The earnings were offset by a charge of $4.6 million ($2.8 million after tax) for the closure of a plant in Canada. The third quarter of 2010 also included other individually insignificant costs of $1.6 million ($1.0 million after tax).

Earnings of $0.5 million ($0.3 million after tax) and $0.8 million ($0.5 million after tax) were recorded in the first and second quarters of 2010, respectively, to reflect individually insignificant costs and gains primarily related to previously announced plant closures. In addition, the second quarter of 2010 included a charge of $3.1 million ($1.9 million after tax) to establish a reserve associated with an environmental matter at a previously owned facility.

In April 2010, Ball redeemed senior notes due December 2012, which resulted in a charge of $8.1 million ($4.9 million after tax) for the related call premium and write-off of unamortized financing costs and unamortized premiums.

In June 2010, the company acquired Guangdong Jianlibao Group Co., Ltd’s (Jianlibao) 65 percent interest in a joint venture metal beverage can and end plant in Sanshui, PRC. Ball has owned 35 percent of the joint venture plant since 1992. Ball acquired the plant and related assets for $86.9 million in cash (net of cash acquired) and assumed debt and also entered into a long-term supply agreement with Jianlibao and one of its affiliates. As a result of the required purchase accounting, the company recorded a gain in equity earnings of $24.1 million.

2009

In the first quarter, a restructuring charge of $5 million ($3.1 million after tax) was recorded for accelerated depreciation in connection with the closure of a North American metal beverage plant. In the second quarter, restructuring charges of $4.3 million ($2.6 million after tax) were recorded for administrative downsizing in our North American metal beverage business and clean-up costs related to previously closed and sold facilities. In the third quarter, a charge of $1.0 million ($0.6 million after tax) was recorded related to winding down the closure of two North American metal beverage plants. In addition, charges of $9.1 million ($5.5 million after tax) and $2.9 million ($1.8 million after tax) were recorded in the third quarter and second quarter, respectively, for transaction costs related to an acquisition that was finalized in the fourth quarter.

Also during the second quarter of 2009, the company sold a portion of its interest in DigitalGlobe for proceeds of approximately $37 million. As a result of this transaction, a gain of $34.8 million ($30.7 million after tax) was recorded in corporate costs.

Notes to Condensed Financials (September 2010)

3. Business Consolidation Activities and Other Items (continued)

A summary of the effects of the above transactions on after-tax earnings follows:

	Three months ended		Nine months ended
($ in millions, except per share amounts)	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009

Net earnings as reported	$227.5	$103.7	$375.8	$306.5
Discontinued operations, net of tax	(5.3)	5.2	73.4	3.9
Business consolidation activities, net of tax	(10.7)	6.1	(9.6)	13.6
Gains and equity earnings related to acquisitions, net of tax	(83.8)	–	(105.9)	–
Gain on disposition, net of tax	–	–	–	(30.7)
Debt refinancing costs, net of tax	–	–	4.9	–

Net earnings before above transactions	$127.7	$115.0	$338.6	$293.3

Per diluted share before above transactions	$1.40	$1.21	$3.64	$3.09

A summary of the effects of the above transactions on earnings before interest and taxes:

	Three months ended		Nine months ended
($ in millions, except per share amounts)	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009

Earnings before interest and taxes as reported	$233.1	$187.5	$587.8	$513.9
Business consolidation activities	(11.6)	10.1	(9.8)	22.3
Gain on disposition	–	–	–	(34.8)
EBIT before above transactions	$221.5	$197.6	$578.0	$501.4

Ball’s management segregates the above items to evaluate the performance of the company’s continuing operations. The information is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statements of consolidated earnings. Non-U.S. GAAP measures should not be considered in isolation.